Mayer Hoffman McCann CPAs

The New York Practice of Mayer Hoffman McCann P.C.

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June 15, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Byrna Technologies Inc.’s statements included under Item 4.01 of its Form 8-K dated June 15, 2020, and we agree with such statements in item (a). We are not in a position to agree or disagree with the information included in item (b).

The New York Practice of Mayer Hoffman McCann P.C.

New York, New York